Exhibit 99.1

FOR IMMEDIATE RELEASE	For More Information, Contact
Darrell Lee, CFO/VP
January 10, 2013	763-493-6370 / www.mocon.com

MOCON Names Don DeMorett as New COO

MINNEAPOLIS, MN, January 10, 2013 — MOCON, Inc. (NASDAQ: MOCO) today announced that it has hired Mr. Don DeMorett to fill the newly created position of Chief Operating Officer.  Mr. DeMorett has been a member of MOCON’s Board of Directors since 2006.  He is expected to join MOCON on January 14, 2013 as its COO.

Mr. DeMorett is currently the President and Chief Executive Officer of GearGrid Corporation, a manufacturer of commercial storage systems.  He formerly served as President of Robert Bosch Packaging Technology, Inc., a wholly-owned subsidiary of the Robert Bosch Corporation that specializes in packaging solutions for the pharmaceutical, food and confectionary industries.  Mr. DeMorett has a Bachelor of Science degree from St. Cloud State University, an MBA from St. Thomas University, and graduated from the Minnesota Executive Program at the University of Minnesota’s Carlson School of Business.

“We are excited to have Mr. DeMorett join our company in this newly created executive role.  His years of service on our Board of Directors as well as his wealth of packaging industry operating experience will be valuable assets that he brings to our management team,” said Robert L. Demorest, MOCON President and CEO.

About MOCON

MOCON is a leading provider of detectors, instruments, systems and consulting services to research laboratories, production facilities, and quality control and safety departments in the medical, pharmaceutical, food and beverage, packaging, environmental, oil and gas and other industries worldwide.  See www.mocon.com for more information.

This press release contains forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements include statements that can be identified by words such as “will,” “may,” “expect” or other similar expressions.  All forward-looking statements speak only as of the date of this press release.  MOCON undertakes no obligation to update or revise any forward-looking statement.  There are important factors that could cause actual results to differ materially from those anticipated by the forward-looking statements made in this press release.  These factors include, but are not limited to, the integration and performance of Dansensor, competition and technological change, worldwide economic and political stability, setbacks in product development programs, order cancellations, dependence on certain key industries, and other factors set forth in the company’s Annual Report on Form 10-K for the year ended December 31, 2011 and other documents MOCON files with or furnishes to the Securities and Exchange Commission.

MOCON’s shares are traded on the NASDAQ Global Market System under the symbol MOCO.

MOCON is a registered trademark of MOCON, Inc.; other trademarks are those of their respective holders.